EXHIBIT 99.1

Cool Technologies Receives Purchase Commitment for 234 Mobile Generation Systems

(Tampa, FL: November 13, 2017) Cool Technologies, Inc. (OTCQB:WARM), an innovator in efficient mobile power generation and thermal dispersion technologies, announced today that it has received a purchase commitment for 234 Mobile Generation (MG) systems from the National Union of Producers of Jatropha in Mexico (Jatropha).

Jatropha has established a center for processing oil from Jatropha seeds for biofuel production. Through their union of producers, Jatropha plans to introduce the MG and promote the product to their well-established supplier network.

With an MG, farmers can tow and power a variety of machinery and equipment with a single truck. The systems weigh 50% less than tow-behind diesel generators which enable the trucks to easily reach distant fields over rough, unpaved roads.

“We intend to provide MG 30, 55, and 80 kVA systems installed on Class 3 and 4 trucks to our members,” said Pedro Ramos, President of Jatropha. “Utilizing efficient mobile power to pump, harvest and process mechanically will vastly improve our workers’ capabilities and transform their lives and communities. In addition, the MG’s lower acquisition, operating and maintenance costs will help them compete in a global market.”

The purchase commitment follows common industry best practices by stipulating that CoolTech will furnish Jatropha with an MG80 retro-fitted onto a Ford F-350 truck within 60 business days. To ensure the system is optimized to meet Jatropha’s needs and build the remaining 233 units, CoolTech set the terms of the agreement to allow both teams to gather data and provide performance feedback another 30 to 60 days. Upon the satisfactory conclusion of this period, Jatropha will release the balance of the order and production will start no later than the second quarter of 2018. Payment terms require 50% down and 50% at time of shipment, FOB (Free on Board) from Cool Technologies’ dock.

“Our team of engineers in Pittsburgh and Colorado Springs have been diligently working toward this milestone since our demonstration at Craftsmen Industries last April, “ said Cool Technologies’ CEO, Tim Hassett. “Full production system engineering and testing, including design failure mode effect analysis, have been completed to ensure the technology meets or exceeds the standards set for class 3 Ford F-350s to Class 7 International Durastars® or Workstars®.”

Mr. Hassett added, “The value range of this revenue stream is expected to be between $17,000,000 and $22,000,000 US. We believe this represents a strong validation of our commercialization plan which we anticipate will drive a healthy backlog of domestic and international orders heading into 2018.”

About Cool Technologies, Inc.

Cool Technologies is an intellectual property and product development company commercializing patented thermal dispersion technology across multiple platforms. The Company has additional patents-pending for various OEM applications of its proprietary heat removal technologies. Tested and validated by two third parties, ESSCO Pumps and Nidec Corporation, the Company’s cooling system eliminates the need for costly modifications while increasing power output of pumps, fans, compressors, batteries, motors, generators and bearings.

Safe Harbor Statement.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on plans and expectations of management and are subject to uncertainties and risks that could affect the company's plans and expectations, as well as results of operations and financial condition. A listing of risk factors that may affect the company's business prospects and cause results to differ from those described in the forward-looking statements can be found in company reports and documents filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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